EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
(650) 367-4111

AMPEX CORPORATION FILES CHARTER

AMENDMENT FOR REVERSE STOCK SPLIT

Redwood City, CA – June 12, 2003. Ampex Corporation (Amex: AXC) today announced that it has filed with the Delaware Secretary of State an amendment to the Company’s charter to effect a one-for-twenty reverse stock split of its out standing shares of Class A Common Stock. The amendment was approved by stockholders at the Company’s Annual Meeting held June 6th, and the reverse stock split becomes effective today on the American Stock Exchange. As a result of the reverse stock split, approximately 63.8 million of the Company’s outstanding shares will be reduced to approximately 3.2 million shares. The Company will pay cash in lieu of issuing any fractional shares that would otherwise be issuable to its stockholders of record as a result of the split. Ampex’s transfer agent, American Stock Transfer and Trust Company, will serve as the exchange agent to implement the split, and will notify record holders of the procedures to exchange their stock certificates. Stockholders holding shares of Class A Common Stock in brokerage accounts or in street name will not be required to take any further action to effect the exchange of their stock certificates.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release may contain predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to: the effect of possible continuing losses; the Company’s liquidity and anticipated interest expenses; the risk of significant future losses from operations; its sales and royalty forecasts for future periods; the Company’s marketing, product development, acquisition, investment, licensing and other strategies; redemption of the Company’s outstanding Preferred Stock; possible future issuances of debt or equity securities; the possible effects of the reclassification of the Company’s outstanding Class A Stock; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in the Company’s Form 10-K for fiscal 2002 and the Company’s 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission.